EXECUTION COPY

SHARE PLEDGE AGREEMENT

THIS SHARE PLEDGE AGREEMENT (“Share Pledge”), dated August 3, 2011, is by the pledgors, whose respective details are set forth in Schedule A attached hereto (each a “Pledgor”, collectively, the “Pledgors”) in favor of Global Pharm Holdings Group, Inc., a company duly incorporated and existing under the laws of Delaware, the United States of America with registered address at Room 2503-2505, New World Center, No. 6009 Yitian Road, Futian District, Shenzhen (the “Pledgee”).

Each of the parties listed above referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, on the date hereof, Pledgors and Pledgee have entered into a Share Purchase Agreement (the “SPA”), pursuant to which, Pledgors shall sell and Pledgee shall purchase 100% of the entire issued shares of Quantum Magic Integrator Fund Co., Limited (the “Company”) (a company duly incorporated and validly existing under the laws of British Virgin Islands with its registered address at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands) (“Sale Shares”) subject to the terms and conditions of the SPA.

WHEREAS, pursuant to the SPA, (i) Pledgee shall issue the Consideration Shares (as defined in the SPA) to Pledgors within 90 days after the Closing Date (as defined in the SPA) as consideration for the Sale Shares and (ii) 10% of the Consideration Shares (“Pledged Shares”) will upon their issuance be pledged by each Pledgor to Pledgee in the proportion set forth in Schedule A to secure Pledgors’ covenants and undertakings set forth in Section 2.4 of the SPA.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgee and Pledgors hereby agree as follows:

1.           Grant of Security Interest.  To secure the performance and observance of its covenant and undertaking in relation to the Company’s financial performance as provided in Section 2.4 of the SPA (the “Obligation”), each Pledgor hereby assigns, pledges, hypothecates, transfers and sets over to Pledgee and grants to Pledgee a security interest in and lien upon (collectively, the “Pledged Property”): (a) the Pledged Shares, together with all cash dividends, stock dividends, interests, profits, redemptions, warrants, subscription rights, stock, securities options, substitutions, exchanges and other distributions on or after the Effective Date (as defined in Section 7(d) below) distributed by Pledgee or which may thereafter be delivered to the possession of any Pledgor or Pledgee with respect thereto, (b) Pledgors’ records with respect to the foregoing, and (c) the proceeds of all of the foregoing.

2.           Obligation Secured. The security interest, lien and other interests granted to Pledgee pursuant to this Share Pledge shall secure the prompt performance and observance of the Obligation.

3.           Representations, Warranties and Covenants.  Each Pledgor hereby, jointly and severally, represents, warrants and covenants with and to Pledgee the following (all of such representations, warranties and covenants being continuing so long as the Obligation is outstanding):

(a)           The Pledged Shares are duly authorized, validly issued, fully paid and non-assessable capital stock of Pledgee and are not registered, nor has any Pledgor authorized the registration thereof, in the name of any person or entity other than Pledgors or Pledgee.

(b)           The Pledged Property is directly, legally and beneficially owned by Pledgors, free and clear of all claims, liens, pledges and encumbrances of any kind, nature or description, except for the pledge, lien and security interest in favor of Pledgee.

(c)           The Pledged Property is not subject to any restrictions relative to the transfer thereof and each Pledgor has the right to transfer and hypothecate the Pledged Property free and clear of any liens, encumbrances or restrictions.

(d)           The Pledged Property is duly and validly pledged to Pledgee, no consent or approval of any governmental or regulatory authority or of any securities exchange or the like, nor any consent or approval of any other third party, was or is necessary to the validity and enforceability of this Share Pledge.

(e)           Each Pledgor authorizes Pledgee to: (i) store, deposit and safeguard the Pledged Property, (ii) perform any and all other acts which Pledgee in good faith deems reasonable and/or necessary for the protection and preservation of the Pledged Property or its value of Pledgee’s security interest therein, and (iii) pay any charges or expenses which Pledgee deems necessary in its reasonable discretion for the foregoing purpose, but without any obligations to do so.  Any obligation of Pledgee for reasonable care for the Pledged Property in Pledgee’s possession shall be limited to the same degree of care which Pledgee uses for similar property pledged to Pledgee by other persons.

(f)           If at any time after the Effective Date any Pledgor shall become entitled to receive or acquire, or shall receive any stock certificate, or option or right with respect to the stock of Pledgee (including without limitation, any certificate representing a dividend or a distribution or exchange of or in connection with reclassification of the Pledged Shares) whether as an addition to, in substitution of, or in exchange for any of the Pledged Shares or otherwise, such Pledgor hereby authorizes Pledgee to hold the same as further security for the Obligation.

(g)           Each Pledgor shall not, without the prior written consent of Pledgee, directly or indirectly, sell, assign, transfer, or otherwise dispose of, or grant any option with respect to the Pledged Property, nor shall any Pledgor create, incur or permit any further pledge, hypothecation, encumbrance, lien, mortgage or security interest with respect to the Pledged Property.

(h)           So long as no Event of Default (as defined in Section 5 below) has occurred and is continuing, Pledgors shall have the right to vote and exercise all corporate rights with respect to the Pledged Shares, except as expressly prohibited herein.

(i)           Pledgors shall pay all charges and assessments of any nature against the Pledged Property or with respect thereto prior to said charges and/or assessments being delinquent.

(j)           Pledgors shall immediately reimburse Pledgee on demand for any charges, assessments or expenses paid or incurred by Pledgee in its discretion for the protection, preservation and maintenance of the Pledged Property and the enforcement of Pledgee’s rights hereunder, including, without limitation, attorneys’ fees and legal expenses incurred by Pledgee in seeking to protect, collect or enforce its rights in the Pledged Property or otherwise hereunder.  Any such amount paid or incurred by Pledgee shall constitute part of the Obligations secured hereby.

(k)           Pledgee may notify the appropriate transfer agent of the Pledged Shares to register the security interest and pledge granted herein and honor the rights of Pledgee with respect thereto, and each Pledgor shall provide such information and document as may be required by Pledgee to effect such registration.

(l)           Each Pledgor waives: (i) all rights to require Pledgee to proceed against any other person, entity or collateral or to exercise any remedy, (ii) the defense of the statute of limitations in any action upon any of the Obligations, (iii) any right of subrogation or interest in the Obligation or Pledged Property until the Obligation have been discharged in full in accordance with the terms of the SPA, (iv) any rights to notice of any kind or nature whatsoever, and (v) to the extent applicable and permissible, its rights under Section 9-207 of the Uniform Commercial Code.  Each Pledgor agrees that the Pledged Property, other collateral, or any other guarantor or endorser may be released, substituted or added with respect to the Obligation, in whole or in part, without releasing or otherwise affecting the liability of Pledgors, the pledge and security interests granted hereunder, or this Share Pledge.  Pledgee is entitled to all of the benefits of a secured party set forth in Section 9-207 of the Uniform Commercial Code.

4.           Release of Pledged Shares. Pledgee shall, within twenty (20) Business Days after it receives the 2011 Financial Statements (as defined in the SPA), release or procure to be released the following amount of Pledged Shares to Pledgors subject to the following terms:

(a)           all of the Pledged Shares, if the consolidated net revenue of the Company according to the 2011 Financial Statements is no less than RMB275,000,000;

(b)           50% of the Pledged Shares, if the consolidated net revenue of the Company according to the 2011 Financial Statements is below RMB275,000,000 but no less than RMB250,000,000; or

(c)           none of the Pledged Shares, if the consolidated net revenue of the Company according to the 2011 Financial Statements is below RMB250,000,000.

In the cases of (b) and (c) above, Pledgee shall have the right to take any action with respect to the unreleased Pledged Shares as it desires in accordance with Section 5 and for the avoidance of doubt, Pledgors shall have no right, entitlement or claim whatsoever with respect to such Pledged Shares.

5.           Rights and Remedies.  Upon the breach of the Obligation (an “Event of Default”), in addition to all other rights and remedies of Pledgee, whether provided under this Share Pledge, the SPA, applicable law or otherwise, Pledgee shall have the following rights and remedies which may be exercised without notice to, or consent by, Pledgors:

(a)           Pledgee, at its option, shall be empowered to cancel or redeem the Pledged Shares and to take such actions as it deems necessary to effect such cancellation or redemption;

(b)           Pledgee, at its option, shall be empowered to exercise its continuing right to instruct any appropriate transfer agent of the Pledged Property to register any or all of the Pledged Property in the name of Pledgee or in the name of Pledgee's nominee and Pledgee may complete, in any manner Pledgee may deem expedient, any and all stock powers, any assignments or other documents heretofore or hereafter executed in blank by Pledgors and delivered to Pledgee.  After said instruction, and without further notice, Pledgee shall have the exclusive right to exercise all voting and corporate rights with respect to the Pledged Property, and exercise any and all rights of conversion, redemption, exchange, subscription or any other rights, privileges, or options pertaining to any shares of the Pledged Shares or other Pledged Property as if Pledgee were the absolute owner thereof, including, without limitation, the right to exchange, in its discretion, any and all of the Pledged Shares or other Pledged Property upon any merger, consolidation, reorganization, recapitalization or other readjustment with respect thereto.  Upon the exercise of any such rights, privileges or options by Pledgee, Pledgee shall have the right to deposit and deliver any and all of the Pledged Shares or other Pledged Property to any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as Pledgee may determine, all without liability, except to account for property actually received by Pledgee.  However, Pledgee shall have no duty to exercise any of the aforesaid rights, privileges or options (all of which are exercisable in the sole discretion of Pledgee) and shall not be responsible for any failure to do so or delay in doing so.

(c)           In addition to all the rights and remedies of a secured party under the Uniform Commercial Code or other applicable law, Pledgee shall have the right, at any time and without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Pledgors or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the extent permitted by applicable law), to proceed forthwith to collect, redeem, recover, receive, appropriate, realize, sell, or otherwise dispose of and deliver the Pledged Property or any part thereof in one or more lots at public or private sale or sales at any exchange, broker's board or at any of Pledgee's offices or elsewhere at such prices and on such terms as Pledgee may deem best.  The foregoing disposition(s) may be for cash or on credit or for future delivery without assumption of any credit risk, with Pledgee having the right to purchase all or any part of the Pledged Property so sold at any such sale or sales, public or private, free of any right or equity of redemption in Pledgors, which right or equity is hereby expressly waived or released by Pledgors to the extent permitted by law.  The proceeds of any such collection, redemption, recovery, receipt, appropriation, realization, sale or other disposition, after deducting all costs and expenses of every kind incurred relative thereto or incidental to the care, safekeeping or otherwise of any and all Pledged Property or in any way relating to the rights of Pledgee hereunder, including attorneys' fees and legal expenses, shall be applied first to the satisfaction of the Obligation (in such order as Pledgee may elect and whether or not due) and then to the payment of any other amounts required by applicable law, including Section 9-615(a)(3) of the Uniform Commercial Code, with Pledgors to be and remain liable for any deficiency.  Pledgors shall be liable to Pledgee for the payment on demand of all such costs, expenses and any attorneys' fees and legal expenses incurred by Pledgee.  Any such amounts shall constitute the Obligation.  Pledgors agree that five (5) days prior written notice by Pledgee designating the place and time of any public sale or of the time after which any private sale or other intended disposition of any or all of the Pledged Property is to be made, is reasonable notification of such matters

(d)           Each Pledgor recognizes that Pledgee may be unable to effect a public sale of all or part of the Pledged Property by reason of certain prohibitions contained in the Securities Act of 1933, as amended, as now or hereafter in effect or in applicable Blue Sky or other state securities law, as now or hereafter in effect, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Pledged Property for their own account for investment and not with a view to the distribution or resale thereof.  If at the time of any sale of the Pledged Property or any part thereof, the same shall not, for any reason whatsoever, be effectively registered (if required) under the Securities Act of 1933 (or other applicable state securities law), as then in effect, Pledgee in its sole and absolute discretion is authorized to sell such Pledged Property or such part thereof by private sale in such manner and under such circumstances as Pledgee or its counsel may deem necessary or advisable in order that such sale may legally be effected without registration.  Each Pledgor agrees that private sales so made may be at prices and other terms less favorable to the seller than if such Pledged Property were sold at public sale, and that Pledgee has no obligation to delay the sale of any such Pledged Property for the period of time necessary to permit the registration of such Pledged Property for public sale under such applicable securities laws.  Each Pledgor agrees that any private sales made under the foregoing circumstances shall be deemed to have been in a commercially reasonable manner.

(e)           All of the rights and remedies of Pledgee including, but not limited to, the foregoing and those otherwise arising under this Share Pledge, the SPA, the instruments comprising the Pledged Property, applicable law or otherwise, shall be cumulative and not exclusive and shall be enforceable alternatively, successively or concurrently as Pledgee may deem expedient.  No failure or delay on the part of Pledgee in exercising any of its options, powers or rights or partial or single exercise thereof, shall constitute a waiver of such option, power or right.

6.           Jury Trial Waiver; Other Waivers and Consents; Governing Law.

(a)           The validity, interpretation and enforcement of this Share Pledge and any dispute arising out of the relationship between the Parties, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflict of laws or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b)           Each of Pledgors and Pledgee irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York, whichever Pledgee may elect, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Share Pledge or in any way connected with or  related or incidental to the dealings of the Parties in respect of this Share Pledge or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute with respect to any such matters shall be heard only in the courts described above (except that Pledgee shall have the right to bring any action or proceeding against any Pledgor or its property in the courts of any other jurisdiction which Pledgee deems necessary or appropriate in order to realize on the Pledged Property or to otherwise enforce its rights against such Pledgor or its property).

(c)           Each Pledgor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Pledgee's option, by service upon such Pledgor in any other manner provided under the rules of any such courts.  Within thirty (30) days after such service, Pledgors shall appear in answer to such process, failing which Pledgors shall be deemed in default and judgment may be entered by Pledgee against Pledgors for the amount of the claim and other relief requested.

(d)           EACH OF PLEDGORS AND PLEDGEE HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS SHARE PLEDGE OR THE SPA OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF PLEDGORS AND PLEDGEE IN RESPECT OF THIS SHARE PLEDGE OR THE SPA OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  PLEDGORS HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT PLEDGORS OR PLEDGEE MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS SHARE PLEDGE WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)           Pledgee shall not have any liability to any Pledgor (whether in tort, contract, equity or otherwise) for losses suffered by any Pledgor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Share Pledge, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Pledgee, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.  In any such litigation, Pledgee shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Share Pledge.

7.           Miscellaneous.

(a)           Each Pledgor agrees that at any time and from time to time upon the written request of Pledgee, each Pledgor shall execute and deliver such further documents, including, but not limited to, irrevocable proxies or stock powers, in form satisfactory to Pledgee, and will take or cause to be taken such further acts as Pledgee may request in order to effect the purposes of this Share Pledge and perfect or continue the perfection of the security interest in the Pledged Property granted to Pledgee hereunder.

(b)           Pledgee or Pledgee's nominee agent or bailee shall have no duty or liability to protect or preserve any rights pertaining thereto and shall be relieved of all responsibility for the Pledged Property upon surrendering it to Pledgors or foreclosure with respect thereto.

(c)           Any notice required or permitted pursuant to this Share Pledge shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Share Pledge (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Share Pledge given in accordance with this Section 7(c)).  Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

(d)           This Share Pledge shall become effective on the Closing Date (the “Effective Date”).

(e)           All references to the plural herein shall also mean the singular and to the singular shall also mean the plural.  All references to Pledgor and Pledgee pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.  The words "hereof," "herein," "hereunder," "this Share Pledge" and words of similar import when used in this Share Pledge shall refer to this Share Pledge as a whole and not any particular provision of this Share Pledge and as this Share Pledge now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.  An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 7(j) hereof.  All references to the term "Person" or "person" wherever used herein shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

(f)           In the event of any direct conflict between a provision of this Share Pledge and a provision of the SPA with respect to the identical subject matter, the provision of the SPA with respect thereto shall control.

(g)          Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the SPA.

(h)          This Share Pledge shall be binding upon Pledgors and their respective successors and assigns and inure to the benefit of and be enforceable by Pledgee and its successors and assigns.

(i)           If any provision of this Share Pledge is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Share Pledge as a whole, but this Share Pledge shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the Parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

(j)           Neither this Share Pledge nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Pledgee.  Pledgee shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of their rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Pledgee.   A waiver by Pledgee of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Pledgee would otherwise have on any future occasion, whether similar in kind or otherwise.

(k)           Delivery of an executed counterpart of this Share Pledge by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Share Pledge.  Any Party delivering an executed counterpart of this Share Pledge by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Share Pledge.

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IN WITNESS WHEREOF, the Parties have executed this Share Pledge on the date first written above.

PLEDGEE:	GLOBAL PHARM HOLDINGS GROUP, INC.

	By:	/s/ Yin Yun Lu
Name: YIN Yun Lu
Capacity: President / CEO
Address: Room 2503-2505, New World Center, No. 6009 Yitian Road, Futian District, Shenzhen, China
Fax: (86-755) 83039671
Attn: YIN Yun Lu

IN WITNESS WHEREOF, the Parties have executed this Share Pledge on the date first written above.

PLEDGOR:	YAU Fan Chung

	By:	/s/ Yau Fan Chung
Name: YAU Fan Chung
Address: G/F Lihe Building, No. 124 Heyihed, Kuiyong, Hong Kong

IN WITNESS WHEREOF, the Parties have executed this Share Pledge on the date first written above.

PLEDGOR:	WANG Zi Yi

	By:	/s/ Wang Zi Yi
Name: WANG Zi Yi
Address: No.2 Group of No. 2 New Community, Xinjian Street, Ba Dao Jiang District, Baishang City, Jilin Province, China

IN WITNESS WHEREOF, the Parties have executed this Share Pledge on the date first written above.

PLEDGOR:	WANG Yuan Yuan

	By:	/s/ Wang Yuan Yuan
Name: WANG Yuan Yuan
Address: 2-6-1 No.44 Building Zhonghua Ming Cheng, Ba Yi Road, Xi Gang District, Liaoning Province, China

IN WITNESS WHEREOF, the Parties have executed this Share Pledge on the date first written above.

PLEDGOR:	LI Xian Feng

	By:	/s/ Li Xian Feng
Name: LI Xian Feng
Address: Room 301, No. 16 Lvyi Sixth Street, Qifuxincun, Shiguang Road, Panyu District, Guangzhou City, China

SCHEDULE A

LIST OF PLEDGORS

Pledgors	% of Pledged Shares to be pledged to Pledgee

YAU Fan Chung	1.47%

WANG Zi Yi	40%

WANG Yuan Yuan	17.65%

LI Xian Feng	40.88%